Exhibit 3.29

RESTATED ARTICLES OF INCORPORATION

OF

KYSOR INDUSTRIAL CORPORATION

Pursuant to the provisions of Act 284, Public Acts of 1972, the undersigned executes the following Articles:

1. The present name of the corporation is: Kysor Industrial Corporation.

2. The identification number assigned by the Bureau is: 292-673.

3. All former names of the corporation are: Kysor-Michigan Incorporated.

4. The date of filing the original Articles of Incorporation was: May 28, 1985.

The following Restated Articles of Incorporation supersede the Articles of Incorporation as amended and shall be the Articles of Incorporation for the corporation:

ARTICLE I

The name of the corporation is: Kysor Industrial Corporation.

ARTICLE II

The purpose or purposes for which the corporation is formed is to engage in any activity within the purposes for which corporations may be formed under the Business Corporation Act of Michigan.

ARTICLE III

The total authorized shares: Common Shares, 1,000

ARTICLE IV

1. The address of the current registered office is: 601 Abbott Road, East Lansing, Michigan 48823.

2. The name of the current resident agent is: CSC-Lawyers Incorporating Service (Company).

ARTICLE V

When a compromise or arrangement or a plan of reorganization of this corporation is proposed between this corporation and its creditors or any class of them or between this corporation and its shareholders or any class of them, a court of equity jurisdiction within the state, on application of this corporation or of a creditor or shareholder thereof, or on application of a receiver appointed for the corporation, may order a meeting of the creditors or class of creditors or of the shareholders or class of shareholders to be affected by the proposed compromise or arrangement or reorganization, to be summoned in such manner as the court directs. If a majority in number representing  3⁄4 in value of the creditors or class of creditors, or of the shareholders or class of shareholders to be affected by the proposed compromise or arrangement or a reorganization, agree to a compromise or arrangement or a reorganization of this corporation as the consequence of the compromise or arrangement, the compromise or arrangement and the reorganization, if sanctioned by the court to which the application has been made, shall be binding on all the creditors or class of creditors, or on all the shareholders or class of shareholders and also on this corporation.

ARTICLE VI

A director of the corporation shall not be personally liable to the corporation or its shareholders for monetary damages for a breach of fiduciary duty as a director, except that a director’s liability is not limited for:

(1) a breach of the director’s duty of loyalty to the corporation or its shareholders;

(2) acts or omissions not in good faith or that involve intentional misconduct or knowing violation of law;

(3) a violation of Section 55(1) of the Michigan Business Corporation Act, which section relates to the making of unauthorized dividends, distributions, or loans; or

(4) a transaction from which the director derived an improper personal benefit.

If the Michigan Business Corporation Act is amended to further eliminate or limit the liability of a director, then a director of the corporation (in addition to the circumstances in which a director is not personally liable as set forth in the preceding paragraph) shall, to the fullest extent permitted by the Michigan Business Corporation Act, as so amended, not be liable to the corporation or its shareholders. No amendment to or modification or repeal of this Article shall increase the liability of any director of the corporation for or with respect to any acts omissions of such director occurring prior to such amendment, modification or repeal.

This Article applies only to acts or omissions and to breaches of fiduciary duty occurring after this Article became effective.

***

These Restated Articles of Incorporation were duly adopted on the 12th day of March, 1997 in accordance with the provisions of Section 642 of the Act and were duly adopted by the written consent of all the shareholders entitled to vote in accordance with section 407(2) of the Act.

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